UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN CONSENT STATEMENT
SCHEDULE 14A INFORMATION
CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ___)
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☐	Soliciting Material Pursuant to §240.14a-12

BAIRNCO CORPORATION

(Name of Registrant as Specified In Its Charter)

BAIRNCO CORPORATION

(Name of Person(s) Filing Consent Statement, if other than the Registrant)
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On February 15, 2007, Bairnco Corporation issued the following press release:

BAIRNCO CORPORATION
300 PRIMERA BOULEVARD, SUITE 432
LAKE MARY, FLORIDA 32746
(407) 875-2222
PRESS RELEASE
BAIRNCO CORPORATION REJECTS REVISED OFFER FROM STEEL PARTNERS
Company Confirms Discussions with Steel Partners Regarding a Possible Transaction
Urges Shareholders to Refrain from Tendering Shares or Submitting Consents Until Outcome of
Discussions with Steel Partners is Clarified

Lake Mary, Florida — February 15, 2007 — Bairnco Corporation (NYSE: BZ) today announced that its Board of Directors, after careful consideration, has unanimously recommended that shareholders not tender their shares to Steel Partners II, L.P. (“Steel Partners”) and reject Steel Partners’ amended tender offer to acquire all of the outstanding shares of Bairnco common stock at $13.35 per share.
Bairnco also today confirmed that it is in continuing discussions with Steel Partners relating to a possible acquisition of Bairnco by Steel Partners. The Company stressed that there can be no assurances that these discussions will in fact lead to a definitive agreement or that a transaction of any type will be consummated.
Bairnco’s Board of Directors continues to urge Bairnco stockholders not to tender any shares to Steel Partners, nor sign and return Steel Partners’ gold consent card. The Company does not intend to make any further announcement as to the course of its discussions with Steel Partners unless the discussions lead to a definitive agreement or are terminated.
In addition to the fact that the Company is in continuing discussions with Steel Partners, the Board’s rejection of Steel Partners’ amended offer is based, among other things, on its belief that:
•	The revised offer is inadequate, does not provide Bairnco shareholders with the value they deserve and does not reflect the long-term value inherent in the Company;

•	The revised offer remains highly conditional, which results in significant uncertainty that it will be consummated;

•	Bairnco’s stock has consitently traded above the revised offer price since Steel Partners’ announcement of its revised offer on February 2, 2007; and

•	Bairnco’s recent strategic initiatives have added significant value to the Company since the original offer.

The Board’s recommendation is contained in Bairnco’s amended Solicitation/ Recommendation Statement on Schedule 14D-9 filed today with the Securities and Exchange Commission (available at www.sec.gov) and on Bairnco’s website at www.bairnco.com.
IMPORTANT INFORMATION
Bairnco filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the “Schedule 14D-9”) with the Securities and Exchange Commission (“SEC”) on July 6, 2006, regarding Steel Partners’ unsolicited tender offer for all the outstanding shares of Stock of Bairnco (the “Offer”). Bairnco’s stockholders should read the Schedule 14D-9 (including any amendments or supplements thereto) because these documents contain important information relating to the Offer and the related consent solicitation.
On January 12, 2007, Steel Partners filed a definitive consent solicitation statement with the SEC relating to Steel Partners’ solicitation of consents of Bairnco’s stockholders to, among other things, remove all of Bairnco’s current directors and replace them with Steel Partners’ nominees. On January 24, 2007, Bairnco filed a definitive consent revocation statement on Form DEF 14A (as amended from time to time, the “Consent Revocation Statement”) with the SEC to counter Bairnco’s consent solicitation. Bairnco’s stockholders should read the Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the stockholders’ interests in the Offer and the related consent solicitation.
The Schedule 14D-9, the Consent Revocation Statement and other public filings made by Bairnco with the SEC are available free of charge at the SEC’s website at www.sec.gov. Bairnco will provide a copy of these materials free of charge at its website at www.bairnco.com.
ADDITIONAL INFORMATION ABOUT BAIRNCO
Bairnco Corporation is a diversified multinational company that operates two distinct businesses — Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment). Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments. Kasco also distributes equipment to the food industry in France.
CONTACTS:
Kenneth L. Bayne, Bairnco Corporation
Telephone: (407) 875-2222, ext. 227
Kim Levy or Shannon Provost, Sard Verbinnen & Co
Telephone: (212) 687-8080
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